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                                                                    EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
Stillwater Mining Company


     We consent to the incorporation by reference in the registration statement (No. 333-75404) on Amendment No. 2 to Form S-3 of Stillwater Mining Company of our report dated January 18, 2001, except for paragraphs four through seven of footnote 6, for which the date is February 23, 2001, with respect to the consolidated balance sheets of Stillwater Mining Company and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG LLP

Billings, Montana

February 28, 2002